Exhibit 99.1

     CompuDyne Cautions on Earnings; Modest Loss Likely for 2004;
                    2005 Outlook Remains Very Good

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Oct. 7, 2004--CompuDyne Corporation (Nasdaq:CDCY) an industry leader in sophisticated security products, integration and technology for the public security markets, today cautioned that it is likely to have a modest loss for the full year 2004 rather than the modest profit that had earlier been estimated.
    The recognition of larger anticipated losses on several projects now nearing completion, as well as longer than expected delays in contract awards, has pushed the turnaround in earnings into early 2005. In addition, 2004 is being impacted by unusual or additional expenses incurred including: 1) expensing of costs related to the evaluation of, and due diligence on, several abandoned acquisitions;
2) hiring costs for two high level managers; 3) high legal fees related to outstanding claims against contractors for work completed; and 4) the cost of complying with Sarbanes Oxley which, currently involves eight employees or consultants as well as diverting considerable time and attention of segment personnel from operations. While the Company feels it has fully reserved for anticipated project losses, it has deferred, as required under GAAP, any potential recovery under active claims, which may take an extended period of time to resolve.
    2005 continues to look quite promising for our business and should see a recovery in our earnings. Institutional Security Systems will continue under some pressure due to a slower than expected recovery in awards and long lead times before work begins on new awards. Attack Protection has reached strong levels of backlogs in recent months, is anticipating significant additional orders for embassy and security barrier products, and is being revitalized under our new COO. Combined with the elimination of losses on old projects, these factors should result in a very positive intermediate term outlook for Attack Protection. Public Safety & Justice ("PS&J") continues to perform very well, has experienced a recent increase in proposal activity, and is being supplemented by a recent acquisition. PS&J continues to evaluate potential acquisitions, which if closed, are anticipated to enhance future operations. Federal Security Systems has recently received a significant award, is experiencing strong interest in its signals intelligence products, and is expected to have a very solid 2005.

    Certain statements made in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements concerning the Company's expectations with respect to future operating results and other events. Although the Company believes it has a reasonable basis for these forward-looking statements, these statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the security market, competitive factors and pricing measures, regulatory requirements, the Company's ability to secure new contracts and the risks inherent in CompuDyne's business and future uncertainties which are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

    CONTACT: CompuDyne Corporation
             Investor Relations:
             Geoffrey F. Feidelberg, 410-224-4415 ext.313 investors.relations@compudyne.com